EXHIBIT 12



QUALITY STORES, INC.
Schedule Regarding Computation of Ratio (Deficiency) of Earnings to Fixed Charges
(In Thousands, Except Ratio)



                                                         -----------------------
                                                            Three Months Ended
                                                         -----------------------
                                                          May 5,       April 29,
                                                           2001          2000
                                                         --------      ---------
Fixed charges:
  Interest expense                                       $ 10,877      $ 10,722
  Portion of rent expense representing interest             1,598         1,391
                                                         --------      --------
                                                           12,475        12,113
                                                         ========      ========

Earnings:
  Loss before income taxes                                 (9,042)       (7,382)
  Fixed charges                                            12,475        12,113
                                                         --------      --------
                                                         $  3,433      $  4,731
                                                         ========      ========


Deficiency of earnings to fixed charges                  $ (9,042)     $ (7,382)
                                                         ========      ========